Exhibit 10.6

Spousal Consent Letter

The undersigned, [Name], a citizen of the People’s Republic of China (the “PRC”) with Identification Card No. of [  ], is the lawful spouse of [Name], a citizen of the PRC with Identification Card No. of [   ]. I hereby unconditionally and irrevocably agree to the execution of the following documents executed by [Name] (including any modification, amendment and restatement thereto, collectively the “Transaction Documents”), and the disposal of the equity interests of Sancaijia Co., Ltd. (“Sancaijia”) held by [Name] and registered in his name according to the Transaction Documents:

(1)	The Equity Pledge Agreement entered into among Xi’an Minglan Management Co., Ltd. (hereinafter referred to as the “WFOE”), Sancaijia and the shareholders of Sancaijia on February 25, 2020;

(2)	The Exclusive Call Option Agreement entered into among the WFOE, Sancaijia and the shareholders of Sancaijia on February 25, 2020;

(3)	The Business Operation Agreement entered into among the WFOE, Sancaijia and the shareholders of Sancaijia on February 25, 2020;

(4)	The Shareholder Voting Proxy Agreement entered into among the WFOE, Sancaijia and the shareholders of Sancaijia on February 25, 2020 .

I hereby agree and confirm that the equities of Sancaijia held by [Name] do not belong to the joint property of [Name] and me.

I hereby undertake not to make any assertions in connection with the equity interests of Sancaijia which are held by [Name]. I guarantee that no action may be taken for purposes conflicting with the above arrangements, including claiming that the equities constitute the property or joint property of [Name] and me, and based on such claims, claiming to participate in the daily operation and management of Sancaijia or in any way affecting my spouse’s decisions on these equities. I hereby further confirm that [Name] can perform the Transaction Documents and further amend or terminate the Transaction Documents without the authorization or consent from me.

I hereby undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents (as may be amended from time to time).

I hereby agree and undertake that if I obtain any equity interests of Sancaijia which are held by [Name] for any reasons, I shall be bound by the Transaction Documents (as may be amended from time to time) and comply with the obligations thereunder as a shareholder of Sancaijia. For this purpose, upon the WFOE’s request, I shall sign a series of written documents in substantially the same format and content as the Transaction Documents.

I hereby confirm, the Spousal Consent Letter is irrevocable and effective as of the date hereof. The Spousal Consent Letter supersedes any other spousal consent letter previously signed by the undersigned.

I further confirm, undertake and guarantee that, my spouse, [Name], has the right in any case to dispose the equities held by him and the corresponding assets in Sancaijia, and I promise not to take any action that may affect or prevent my spouse from performing his obligations under transactions.

Signature:
Name:
Date: